Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-291329) and related Prospectus of Altimmune, Inc. dated November 13, 2025 for the registration of up to $400,000,000 of its common stock, preferred stock, debt securities, warrants or units and to the incorporation by reference therein of our report dated February 27, 2025, with respect to the consolidated financial statements of Altimmune, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 13, 2025